                                                                EXHIBIT (b)(1)


                               US$ 1,900,000,000

                      REVOLVING CREDIT FACILITY AGREEMENT


                                    BETWEEN

                              WOLTERS KLUWER N.V.
                                  AS BORROWER

                                      AND

                              __________________
             ____________________________________________________
                          __________________________
                                 _____________
                           _________________________

                                    CONTENTS
                                    --------

CLAUSE NO.                                                             PAGE NO.
----------                                                             --------

                                     Part 1

                                 INTERPRETATION

1.  Interpretation..................................................       5


                                    Part 2

                                  THE FACILITY

2.  The Facility....................................................      11
3.  Purpose.........................................................      11
4.  Conditions Precedent............................................      11
5.  Nature of Bank's Obligations....................................      11


                                     Part 3

                          UTILISATION OF THE FACILITY

6.  Utilisation of the Facility.....................................      12


                                     Part 4

                                    INTEREST

7.  Interest........................................................      14
8.  Market Disruption and Alternative Interest Rates................      14


                                     Part 5

                           REPAYMENT AND CANCELLATION

9.  Repayment.......................................................      15
10. Cancellation....................................................      16


                                     Part 6

                            CHANGES IN CIRCUMSTANCES

11. Taxes...........................................................      16
12. Tax Receipts....................................................      17
13. Increased Costs.................................................      18
14. Mitigation of Increased Costs or Adverse Circumstances..........      19

                                     Part 7

                REPRESENTATIONS, COVENANTS AND DEMAND REPAYMENT

15. Representations.................................................      19
16. Financial Information...........................................      22
17. Covenants.......................................................      22
18. Demand Repayment................................................      24


                                     Part 8

                         DEFAULT INTEREST AND INDEMNITY

19.  Default Interest and Indemnity.................................      26


                                     Part 9

                                    PAYMENTS

20. Currency of Account and Payment.................................      28
21. Payments........................................................      29
22. Set-Off.........................................................      29


                                    Part 10

                               COSTS AND EXPENSES

23. Costs and Expenses..............................................      29


                                    Part 11

                           ASSIGNMENTS AND TRANSFERS

24. Benefit of Agreement............................................      30
25. Assignments and Transfers.......................................      30
26. Disclosure of Information.......................................      30


                                    Part 12

                                 MISCELLANEOUS

27. The Paying Agent and the Bank...................................      31
28. Calculation and Evidence of Debt................................      32
29. Remedies and Waivers............................................      32
30. Partial Invalidity..............................................      33
31. Notices.........................................................      33

                                    Part 13

                              LAW AND JURISDICTION

32. Law.............................................................      34
33. Jurisdiction....................................................      34


THE FIRST SCHEDULE      The Financial Institutions

THE SECOND SCHEDULE     Condition Precedent Documents

THE THIRD SCHEDULE      Notice of Drawdown

THIS AGREEMENT is made the 29th day of December, 1995

BETWEEN

(1) WOLTERS KLUWER N.V., a public company established under the laws of the Netherlands, having its registered office at Stadhouderskade 1, Amsterdam, The Netherlands;

AND

(2)  ___________________
     ____________________________________________________
     __________________________
     _________________
     _________________________

NOW IT IS HEREBY AGREED as follows:


                                     PART 1

                                 INTERPRETATION


1.      INTERPRETATION

1.01    In this Agreement:

"Adjusted Available Facility" means at any time, in respect of any Advance, the Available Facility at such time adjusted so as to take into account:

          (i) the amount of any Advances which are the subject of a Notice of Drawdown or which are due to be repaid on or before the proposed date for the making of such Advance; and

          (ii) the amount by which the Total Commitments will be reduced during the Term of the Advance to be made on such proposed date for the making of such Advance pursuant to a cancellation of which notice has been given pursuant to Clause 10;

"Advance" means, save as otherwise provided herein, an advance (as from time to time reduced by repayment) made or to be made by the Bank hereunder;

"Applicable Margin" means 0.1 per cent per annum;

"Applicable Treaty" means, in relation to a party to this Agreement, a tax treaty relating to the relief from double taxation on income and capital permitting such party to make payments hereunder without deduction or withholding of any tax;

"Available Commitment" in relation to the Bank at any time means, save as otherwise provided herein, its Commitment at such time less the aggregate of its portions of the amounts of the Advances which are then outstanding;

"Available Facility" means the aggregate from time to time of the Available Commitment;

"Bank" means each Financial Institution or, as the context may require, some or all of the Financial Institutions;

"Borrower" means Wolters Kluwer N.V. in its capacity as the borrower;

"Borrowings" shall mean (without duplication) all liabilities for money borrowed or for the deferred purchase price of property (including without limitation any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit but not in any event including trade accounts payable or any obligations incurred in favour of the seller of any business that are wholly contingent upon future business performance), Capitalised Lease Obligations or indemnities of Borrowings of others (excluding in all cases, Borrowings from other members of the Group or Guarantees or indemnities in respect of Borrowings of other members of the Group);

"Capitalised Lease Obligation" shall mean any rental obligation which, under generally accepted accounting principles, would be required to be capitalised on the books of the Borrower or any of its subsidiaries, taken at the amount thereof accounted for as Indebtedness (net of interest expense) in accordance with such principles;

"Commitment" means, save as otherwise provided herein, in relation to each Financial Institution, the amount of the Commitment set forth on the page of the First Schedule relating to such Financial Institution, in each case as may be reduced from time to time in accordance with the terms hereof;

"Existing Requirement" means in relation to the Bank:

          (i)  any request to the Bank made prior to the date hereof;

          (ii)  any requirement imposed on the Bank prior to the date hereof; or

          (iii) any requirement to be imposed on the Bank on or after the date hereof the details of which have been published in such manner as to enable the Bank to determine prior to the date hereof how such requirement would apply to the Bank's obligations under this Agreement, each such request or requirement being one published by a relevant central bank, fiscal, monetary or other authority pursuant to the implementation of the proposals contained in the July 1988 Report of the Basle Committee on Banking Regulations and Supervisory Practices (Cooke Report);

"Facility" means the revolving credit facility in the maximum amount as is identified in the First Schedule granted to the Borrower in this Agreement;

"Facility Office" means in relation to each Financial Institution: such office of such Financial Institution as is identified in the First Schedule as its main office or, such other office as such Financial Institution may from time to time select in accordance with the provisions of this Agreement;

"Final Maturity Date" means December 27, 1996;

"Financial Institution" means each of the financial institutions listed in the First Schedule to this Agreement;

"Group" means the Borrower and its subsidiaries for the time being;

"Guarantee", shall mean, with respect to any person, any direct or indirect liability, contingent or otherwise, of such person with respect to any Indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such person, or in respect of which such person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such persons through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the person liable in respect of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the effect of such agreement is to provide a legally binding commitment by such person that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited;

"Indebtedness" shall mean, with respect to the Borrower, without duplication (i) all items (other than capital stock, capital surplus, share premium account, capital redemption reserve fund, capital or revenue reserves of any nature, retained earnings and deferred credits) which in accordance with generally accepted accounting principles would be included in determing total liabilities as shown on the liability side of a balance sheet of the Borrower as of the date on which indebtedness is to be determined (including without limitation any Capitalised Lease Obligation but not including any liabilities or accruals in respect of trade creditors or other similar obligations incurred in the normal course of business or non-repayable government grants); (ii) all indebtedness secured by any encumbrance on any property or asset owned or held by the Borrower subject thereto, whether or not the indebtedness secured thereby shall have been assumed, and (iii) all indebtedness of others with respect to which the Borrower has become liable by way of a Guarantee;

"Material Adverse Effect" means any event or circumstance which has a material adverse effect on either:

          (i)  the assets, business or financial condition of the Group; or

          (ii) the ability of the Borrower to perform its obligations under this Agreement;

"Netherlands" means The Netherlands and, where the context so permits, any political or taxing authority or subdivision thereof or therein;

"Notice of Drawdown" means a notice substantially in the form set out in the Third Schedule;

"Original Financial Statements" means the audited consolidated financial statements of the Borrower for its financial year ended 31 December 1994;

"Paying Agent" means __________________ in its capacity as paying agent;

"Quotation Date" in relation to any period for which an interest rate is to be determined hereunder means the date on which quotations would ordinarily be given by prime banks in the London

Interbank Market for deposits in dollars in relation to which such rate is to be determined for delivery on the first day of that period provided that, if for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates;

"Reference Banks" means the principal London offices of the Bank or such other bank or banks as may from time to time be agreed between the Borrower and the Bank;

"Reference Rate" means the rate at which dollar deposits are being offered to prime banks in the London Interbank Market for the period for which such rate is to be determined at 11:00 a.m. on the Quotation Date therefor, as published on page 3750 of Telerate by the British Bankers Association, or, if such rate is not published on Telerate, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-sixteenth of one per cent) of the rates at which each of the Reference Banks was offering dollar deposits to prime banks in the London Interbank Market for the period for which such rate is to be determined at 11:00 a.m. on the Quotation Date therefor.

"Repayment Date" in relation to any Advance means the last day of the Term thereof;

"Term" in relation to any Advance means the period for which such Advance is borrowed, as specified in the Notice of Drawdown relating thereto;

"Total Commitments" means the aggregate for the time being of the Bank's Commitments.

1.02    Any reference in this Agreement to:

the "Bank" shall be construed so as to include its respective successors, and assigns in accordance with their respective interests;

a "business day" shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in London, New York and Amsterdam;

a "clause" shall, subject to any contrary indication, be construed as a reference to a clause hereof;

a "consolidated subsidiary" of the Borrower shall at any date be construed as a subsidiary the accounts of which are (or, if audited consolidated statements of the Borrower were then to be made up, would be) consolidated with those of the Borrower in its consolidated financial statements as of such date;

an "encumbrance" shall be construed as a reference to any mortgage, charge, pledge, lien, security interest or other encumbrance howsoever arising (but, for the avoidance of doubt, shall not include any title retention or other similar right arising in the ordinary course of business in respect of the sale of property or assets of any nature to any member of the Group) securing any obligation of any person;

a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding business day Provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and reference to "months" shall be construed accordingly);

a "Part" shall, subject to any contrary indication, be construed as a reference to a part hereof;

a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state of any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

a "Schedule" shall, subject to any contrary indication, be construed as a reference to a schedule hereto;

a "subsidiary" means with respect to the Borrower, any company or corporation that is a subsidiary thereof pursuant to the definition in art. 24a Book 2 of the Dutch Civil Code;

"tax" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and

the "winding-up", "dissolution" or "administration" of a company shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company is incorporated or any jurisdiction in which such company carries on business.

1.03 "$" and "dollars" denote lawful currency of the United States of America.

1.04 Save where the contrary is indicated, any reference in this Agreement to:

          (i) this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

          (ii) a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted; and

          (iii)  a time of day shall be construed as a
reference to London time.

1.05    Clause, Part and Schedule headings are for ease of reference only.


                                     PART 2

                                  THE FACILITY

2.    THE FACILITY

The Bank grants to the Borrower, upon the terms and subject to the conditions hereof, a revolving credit facility in an aggregate amount of $1,900,000,000 (in words: one billion nine hundred million dollars).

3.    PURPOSE

3.01 The Facility is particularly intended for the bridge financing of the acquisition of CCH Inc.

3.02 Without prejudice to the obligations of the Borrower under Clause 3.01, the Bank shall not be obliged to concern itself with the application of amounts raised by the Borrower hereunder.

4.    CONDITIONS PRECEDENT

Save as the Bank may otherwise agree, the first Notice of Drawdown may not be delivered hereunder by the Borrower unless the Paying Agent has confirmed to the Borrower and to the Bank that it has received all of the documents listed in the Second Schedule, in form and substance, reasonably satisfactory to the Paying Agent.

5.    NATURE OF BANK'S OBLIGATIONS

5.01    The Obligations of the Bank hereunder are several.

5.02 The failure by the Bank to perform its obligations hereunder shall not affect the obligations of the Borrower towards any other party hereto nor shall any such party be liable for the failure by a Bank to perform its obligations hereunder.

5.03 In the event of any failure on the part of the Bank to make or continue to make available its portion of any Advance hereunder, the Paying Agent (but without any liability on its part to assume the obligations of such Bank hereunder) will use its best endeavors, in conjunction with the Borrower, for a period not exceeding 30 days from the date of any such failure to find another bank or financial institution to assume the obligations of such Bank hereunder.


                                     PART 3

                          UTILISATION OF THE FACILITY

6.    UTILISATION OF THE FACILITY

6.01 Save as otherwise provided herein, the Borrower may from time to time request the making of Advances under the Facility by the delivery to the Paying Agent, not more than six nor less than three business days before the proposed date for the making of such Advance, of a duly completed Notice of Drawdown therefor, provided that the first request may be made two days in advance prior to 09:30 hours Amsterdam time. Subject as herein provided, each Advance drawn hereunder shall be denominated in dollars.

6.02    Each Notice of Drawdown delivered to the Paying Agent pursuant to Clause
6.01 shall be irrevocable and shall specify:

          (a) the proposed date for the making of such Advance, which shall be a business day falling one month or more before the Final Maturity Date;

          (b) the amount of the Advance requested, which shall be a minimum amount of $75,000,000, and which shall not exceed the Adjusted Available Facility;

          (c) An Advance shall be made in integral multiples of $25,000,000; and

          (d) the proposed Term of the Advance requested, which shall be a period of one, two, three or six months ending on or before the Final Maturity Date.

6.03 If the Borrower requests an Advance in accordance with the preceding provisions of this Clause 6 and, on the proposed date for the making of such
Advance:

          (a) the amount of such Advance does not exceed the Adjusted Available Facility;

          (b) not more than three Advances (including such Advance) will be drawn on each date;

          (c) the total number of Advances outstanding (including such Advance when made) does not exceed five; and

          (d) no event has occurred which is or may become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) one of those events mentioned in Clause 18, or the Bank agrees (notwithstanding that such event has occurred) to make such Advance, then, save as otherwise provided herein, such Advance will be made in accordance with the provisions hereof.

6.04 Upon receipt of a Notice of Drawdown, the Paying Agent shall give to each Bank prompt notice thereof by telephone (confirmed immediately by telefax or telex), telefax, or telex. Each Bank through its Facility Office shall on the date of such Advance, make available in an account of the Paying Agent, with __________________ New York, 574-070002941 Chips 958, in same day funds, such
Bank's ratable portion of such Advance. After the Paying Agent's receipt of such funds, the Paying such Advance. After the Paying Agent's receipt of such funds, the Paying Agent will make such funds available to the Borrower in same day funds at the Borrower's account with __________________ New York Branch, 500 Park Avenue, New York, NY 10022 account number 45 60 57 79 01 41.

6.05 Unless the Paying Agent shall have received notice from a Bank prior to the date of any Advance that such Bank will not make available such Bank's ratable portion of such Advance, the Paying Agent may assume that such Bank has made such portion available to the Paying Agent on the date of such Advance in accordance with clause 6.03 and the Paying Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have so made such ratable portion available to the Paying Agent, such Bank and the Borrower severally agree to repay to the Paying Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Paying Agent at (i) in the case of the Borrower, the interest rate applicable to the relevant Advance and (ii) in the case of such Bank, the rate per annum at which call deposits in dollars are offered by the principal London office of the Paying Agent to prime banks in the London Interbank Market for such day. If such Bank shall repay to the Paying Agent such corresponding amount, such amount so repaid shall constitute such Bank's part of the Advance for the purposes of this Agreement.


                                     PART 4

                                    INTEREST

7.    INTEREST

7.01 On the Repayment Date relating to each Advance the Borrower shall pay accrued interest on that Advance.

7.02 The rate of interest applicable to an Advance from time to time during its Term shall be the rate per annum which is the sum of the Applicable Margin and the Reference Rate.

8.    MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

8.01 If, in relation to any Advance the Paying Agent determines that at 11:00 a.m. on the Quotation Date for the Term in respect of such Advance none or only one of the Reference Banks was offering to prime banks in the London Interbank Market deposits in dollars for the proposed duration of such Term, then, notwithstanding the provisions of Clause 7:

          (a) the relevant Term shall be one month, and

          (b) the rate of interest applicable to such Advance from time to time during its Term shall be the rate per annum which is the sum of the Applicable Margin and the rate per annum determined by the Paying Agent to be the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-sixteenth of one percent) of the rates notified by each Bank to the Paying Agent to be those which express as a percentage rate per annum the cost to each Bank of funding from whatever sources it may reasonably select of such Advance during such Term.

8.02 If (a) the event mentioned in Clause 8.01 occurs or (b) by reason of circumstances affecting the London Interbank Market during any period of three consecutive business days none of the Reference Banks offers deposits in dollars to prime banks in the London Interbank Market, then:

          (i) the Paying Agent shall notify the Borrower of such fact;

          (ii) if the Borrower so requires, within five days of such notification the Paying Agent, on behalf of the Bank, and the Borrower shall enter into negotiations with a view to agreeing a substitute basis for determining the rate of interest which may be applicable to Advances in the future and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto.


                                     PART 5

                           REPAYMENT AND CANCELLATION

9.    REPAYMENT

9.01 The Borrower shall repay each Advance made to it in full on the Repayment Date relating thereto to the Paying Agent in its account referred to in Clause 6.04 in same day funds.

9.02 The Borrower shall not repay all or any part of any Advance outstanding hereunder except at the times and in the manner expressly provided herein but, subject to the terms and conditions hereof, shall be entitled to reborrow any amount repaid.

9.03 Upon receipt of a repayment by the Borrower pursuant to Clause 9.01, the Paying Agent will thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Clause 12 or Clause 13) to the Banks for the account of their respective Facility Offices in same day funds.

9.04 Without prejudice to paragraph 9.01 and 9.02, the Borrower shall repay all Advances on Final Maturity Date. Any refinancing will be fully applied to repay any Advances.

9.05 If the Borrower has repaid all Advances, the Facility will be terminated automatically. If the Borrower has repaid a portion of the Advances, the Available Facility will be decreased with the same amount as the Advances which are repaid, provided that the Borrower is entitled to reborrow the amount of the Advances that are repaid if the Advances were repaid as a result of temporary increased liquidity of the Borrower resulting from the ordinary course of business.

9.06 Unless the Paying Agent shall have received notice from the Borrower prior to the Repayment Date of any Advance that the Borrower will not make such payment in full, the Paying Agent may assume that the Borrower has made such payment in full and the Paying Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due to such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Paying Agent, each Bank shall repay to the Paying Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Paying Agent at the rate per annum at which call deposits in dollars are offered by the principal London office of the Paying Agent to prime banks in the London Interbank Market for such day.

10.    CANCELLATION

10.01 The Borrower may, by giving the Paying Agent not less than fifteen days' prior notice to that effect, cancel the whole or any part (being a minimum amount of $50,000,000) of the Total Commitments.

10.02 The Total Commitments shall be cancelled in accordance with this clause in integral multiples of $10,000,000.

10.03    Any notice of cancellation given by the Borrower pursuant to Clause
10.01 shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

10.04 If the Bank claims indemnification form the Borrower under Clause 11.02, Clause 13.01 or Clause 19.05 or if the Borrower shall be required to pay any increased amount pursuant to Clause 11.01, the Borrower may, within thirty days thereafter and by not less than fifteen days' prior notice to the Paying Agent (which notice shall be irrevocable), (i) cancel the Commitment whereupon the Bank shall cease to be obliged to make any further Advances and its Commitment shall be reduced to zero; and (ii) repay any Advance of the Bank.


                                     PART 6

                            CHANGE IN CIRCUMSTANCES

11.    TAXES

11.01 All payments to be made by the Borrower to any person hereunder shall be made free and clear of and without deduction for or on account of tax unless the Borrower is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made provided that in the absence of any change after the date hereof in applicable law, treaty, regulation or any official application or interpretation thereof or any change in the status of the Borrower (including, without limitation, the withdrawal of any exemption applicable thereto at the date hereof), the Borrower shall not be required to pay any increased amount otherwise required by this Clause 11.01 on account of any tax of, or imposed by, the jurisdiction of its incorporation in relation to any payment to be made by it hereunder to any Bank or to the Paying Agent if such payment could as at the date hereof be made for account of the Facility Office of such person free and clear of any such deduction or withholding whether by reason of such Facility Office being located in the jurisdiction of incorporation of the Borrower or pursuant to Applicable Treaty or otherwise.

11.02 Without prejudice to the provisions of Clause 11.01, if any person or the Paying Agent on its behalf is required to make any payment on account of tax or otherwise (not being a tax imposed on or measured by net profits) on or in relation to any sum received or receivable hereunder by the Bank on its behalf (including, without limitation, any sum received or receivable under this Clause
11) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such person or the Paying Agent on its behalf, the Borrower shall, upon demand of the Paying Agent, promptly indemnify such person against such payment or liability (together with any interest, penalties and expenses payable or incurred in connection therewith arising as a result of any late payment by the Borrower of any amount demanded of it by the Paying Agent under this Clause 11.02).

11.03 The Bank intending to make a claim pursuant to Clause 11.02 shall notify the Borrower of the event by reason of which it is entitled to do so.

12.    TAX RECEIPTS

12.01    If, at any time, the Borrower is (or but for the proviso to Clause
11.01 would be) required by law, regulation or practice to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), it shall promptly notify the Paying Agent.

12.02 If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Paying Agent within fourteen days after it has made such payment to the applicable authority an original receipt issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

13.    INCREASED COSTS

13.01 If, by reason of (a) the introduction of or any change in law or in its interpretation or administration after the date hereof and/or (b) compliance with any request or requirement other than any Existing Requirement of any central bank or other fiscal, monetary or other authority which is made or imposed or changed after the date hereof:

          (i) the Bank incurs a cost as a result of the Bank having entered into and/or performing its obligations under this Agreement and/or assuming or maintaining its Available Commitment under this Agreement and/or making available its portion of one or more Advances hereunder;

          (ii) the Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for the Bank having entered into and/or performing its obligations and/or assuming or maintaining its Available Commitment under this Agreement;

          (iii) there is any increase in the cost to the Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the advances made or to be made by the Bank hereunder; or

          (iv) the Bank becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on the net income of such Bank's Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) on or calculated by reference to the amount of advances made or to be made by the Bank hereunder and/or by reference to any sum received or receivable by the Bank hereunder, then the Borrower shall from time to time on demand of the Bank, pay to the Bank amounts sufficient to indemnify the Bank against, as the case may be, (1) such cost, (2) such reduction of such rate of return (or such proportion of such reduction as is, in the reasonable opinion of the Bank, attributable to its obligations hereunder), (3) such increased cost (or such proportion of such increased cost as is, in the reasonable opinion of the Bank, attributable to its funding or maintaining advances hereunder) or (4) such liability.

13.02 The Bank intending to make a claim pursuant to Clause 13.01 shall, as soon as practicable after it becomes aware of the circumstances giving rise to the claim, deliver to the Borrower a certificate to that effect specifying in reasonable detail the event by reason of which it is entitled to do so and the calculation of the amount claimed.

14.    MITIGATION OF INCREASED COSTS OR ADVERSE CIRCUMSTANCES

If, in respect of the Bank, circumstances arise which would or could upon the giving of notice result in:

          (i) an increase in the amount of any payment to be made to it or for its account pursuant to Clause 11.01, or

          (ii) a claim for indemnification pursuant to Clause 11.02, 13.01 or 19.05 then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under any of the Clauses referred to in (i) or (ii) above, the Bank shall promptly upon becoming aware of the same notify the Borrower thereof and, in consultation with the Paying Agent and the Borrower, take such reasonable steps during a period not exceeding 30 days from the date it shall have given notice to the Borrower as aforesaid as may be reasonably open to it to mitigate the effects of such circumstances including a transfer of its Facility Office to another jurisdiction, provided that the Bank shall be under no obligation to make any such transfer if, in the bona fide opinion of the Bank, such transfer would or might have an adverse effect upon its business, operations or financial condition.


                                     PART 7

                REPRESENTATIONS, COVENANTS AND DEMAND REPAYMENT

15.    REPRESENTATIONS

15.01 The Borrower represents at signing and at the date of a Notice of Drawdown in accordance with article 31.02 (i) for the benefit of the Bank, that:

          (i) it is duly incorporated and validly existing under the laws of its place of incorporation and has full power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate or other action required to authorize the execution of this Agreement and its performance of its obligations hereunder has been duly taken;

          (ii) the drawdown in full of the Facility, the execution of this Agreement and the performance by the Borrower of its obligations hereunder will not cause any limit or restriction on the borrowing or other powers of the Borrower (whether imposed by law, decree, rule, regulation, agreement or its constitutive documents or otherwise howsoever) or on the right or ability of its directors to exercise any such powers to be exceeded or breached;

          (iii) it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding-up or dissolution or for the appointment of an examiner, administrator, receiver, trustee or similar officer of it or all or any material part of its assets and revenues;

          (iv) no action or administrative proceeding of or before any court or agency as to which there is a reasonable possibility of a Material Adverse Effect has been started or to the best of its knowledge and belief threatened against the Borrower;

          (v) this Agreement constitutes legal and valid obligations binding on such Borrower in accordance with the terms thereof;

          (vi) the Original Financial Statements were prepared in accordance with accounting principles generally accepted and consistently applied in the Netherlands and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Borrower and its consolidated subsidiaries at the date as of which they were prepared and the results of the operations of the Borrower and its consolidated subsidiaries during the financial year then ended;

          (vii) as of the date as of which the Original Financial Statements were prepared there were no material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein and no material unrealized or anticipated losses;

          (viii) since the date as of which the Original Financial Statements and the half yearly report 1995 as published on August 8, 1995, were prepared, there has been no Material Adverse Effect;

          (ix) the execution by the Borrower of this Agreement and its exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige such Borrower or any member of the Group to create any encumbrance over all or any of their present or future revenues or assets;

          (x) the execution by the Borrower of this Agreement and its exercise of its rights and performance of its obligations hereunder neither constitute nor will result in any breach of any law, statute, decree, rule or any regulation in or of any jurisdiction to which the Borrower or any of its assets or revenues is subject or of any order, judgment, injunction, decree, resolution, determination or award of any court or any judicial, administrative or government authority or organisation or of any jurisdiction having applicability to the Borrower or any of its assets or revenues;

          (xi) subject to Clause 11.01 under applicable laws in force at the date hereof, no deduction or withholding will be required to be made from any payment the Borrower may make hereunder;

          (xii) under applicable laws in force at the date hereof, its Indebtedness under this Agreement will rank at least pari passu in point of priority with the claims of its other unsecured creditors, subject to any statutory priorities or contractual subordination of its other creditors and subject to limitations imposed by bankruptcy, reorganisation, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors' rights;

          (xiii) there are no consents, acts, conditions or things required under applicable laws to be obtained, done, fulfilled or performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it hereunder, (b) to ensure that the obligations expressed to be assumed by it hereunder are legal, valid and binding or (c) to make this Agreement admissible in evidence in the jurisdiction of its place of incorporation;

          (xiv) it is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement in the jurisdiction of its place of incorporation, that it be filed, recorded or enrolled with any court or authority in any such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement;

          (xv) no event has occurred which constitutes, or with the passage of time or the giving of notice or both would constitute, one of those events mentioned in Clause 18;

          (xvi) there is not in force any agreement evidencing Borrowings of the Borrower containing, save as disclosed in writing to each Bank prior to the execution of this Agreement, more comprehensive cross default provisions than those contained in Clause 18.01(iv);

16.    FINANCIAL INFORMATION

The Borrower shall:

(i) as soon as the same become available, but in any event within 180 days after the and of each of its financial year, deliver to the Bank, its audited consolidated financial statements for such financial year; and

(ii) as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial year, deliver to the Bank its unaudited consolidated financial statements for such period.

17.    COVENANTS

17.01  The Borrower shall:

          (i) obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents which may hereafter be required in or by any applicable laws and regulations to enable it lawfully to enter into and perform its obligations under this Agreement or to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of its incorporation of this Agreement;

          (ii) ensure that its Indebtedness hereunder will rank at least pari passu in point of priority with the claims of its other unsecured creditors, subject to any statutory priorities or contractual subordination of its other creditors and subject to limitations imposed by bankruptcy, reorganisation, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors' rights;

          (iii) promptly inform each Bank of the occurrence of any event which is or may become (with the passage of time or the giving of notice or both) one of those events mentioned in Clause 18;

          (iv) ensure that it is and remains at all times duly incorporated and validly existing under the laws of its place of incorporation and at all times has full power to exercise its rights and perform its obligations hereunder and all corporate or other action required to authorize the performance of its obligations hereunder has been duly taken;

          (v) ensure that this Agreement at all times constitutes legal and valid obligations binding on the Borrower in accordance with the terms hereof;

          (vi) not without consent of each Bank enter into liabilities in addition to (i) this Agreement and (ii) any liabilities existing at the date hereof, in excess of $200,000,000, except for the refinancing of this Facility.

          (vii) not without consent of all Banks dispose of material assets, except if such disposal is on an arms' length basis, at a fair price or if such disposal is in the ordinary course of business or if such disposal is within the Group, provided that if such disposal exceeds 15% of the consolidated assets of the Group, consent of all Banks shall be obtained.

17.02 The Borrower will not create or permit to subsist any encumbrance on the whole or any part of its present or future assets except for the following:

          (i) any encumbrance existing at the date of this Agreement; or

          (ii) any encumbrance created with the prior written consent of each Bank, such consent not to be unreasonably withheld; or

          (iii) any encumbrance arising by operation of law and in the ordinary course of the Borrower's operations; or

          (iv) any encumbrance over assets acquired for the fair market value after the date hereof which encumbrance was in existence prior to such acquisition and was not created in contemplation of such acquisition and where the principal amount secured thereby is not increased; or

          (v) any encumbrance securing indebtedness in connection with the financing of a specific sales transaction and created over the claim of the Borrower against the relevant buyer; or

          (vi) any retention of title provisions in a suppliers' conditions of supply of goods; or

          (vii) any encumbrance in relation to any pooling or netting arrangements to which members of the Group are parties, any right of set-off or netting granted by the Borrower to any bank in respect of any amounts credited to the current accounts maintained at that bank by the Borrower against overdraft or similar indebtedness of any Group member on current accounts maintained at the bank by such Group members; or

          (viii) any encumbrance provided in connection with swap and other derivatives transactions entered into by the Borrower in the ordinary course of its business to hedge its interest and currency risks with financial institutions whose business includes dealing in derivatives where the provision of such encumbrance is pursuant to the terms on which the transaction was originally entered into; or

          (ix) any encumbrance created over equivalent assets encumbered by any of the encumbrances referred to in paragraphs (i) to (viii), where that encumbrance is created in substitution for any of the encumbrances referred to in paragraphs (i) to (viii).

18.    DEMAND REPAYMENT

18.01  If:

          (i) the Borrower fails to pay any sum due from it hereunder at the time, in the currency and in the manner specified herein and, such failure continues unremedied for a period of more than five business days after the date on which such amount become due; or

          (ii) any representation or statement made by the Borrower in this Agreement or in any notice or other document, certificate or statement delivered pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in, any material respect when made; or

          (iii) The Borrower fails duly to perform or comply with any of the other obligations expressed to be assumed by it in this Agreement and, such failure is not remedied within thirty days after the Paying Agent, upon written instruction thereto from the Financial Institutions, has given notice thereof to the Borrower; or

          (iv) (a) the Borrower defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of, or premium (if any) or interest on any Borrowings beyond any period of grace in respect thereof, or

          (b) the Borrower fails to perform or observe any other agreement, term or condition contained in any agreement under which any such Borrowing is created or in any instrument evidencing such Borrowing (or if any other event thereunder or under any such agreement or instrument shall occur and be continuing) and the effect of such failure or other event is to cause, or the holder or holders of such agreements or instruments (or a trustee on behalf of such holder or holders) has caused, such Borrowing to become due (or to be repurchased by the guarantor or any other member of the Group) prior to any stated maturity;

          provided that the aggregate amount (without duplication) at any relevant time of: -

          (aa) in the case of clause (a) above, any such principal, premium or interest so remaining unpaid; and

          (bb) in the case of clause (b) above, the principal amount of any such Borrowing having so become due prior to their stated maturity (or so required to be repurchased) and which remain so due (or so required to be repurchased);

          shall exceed thirty million US dollars (or its equivalent in any other currency); or

          (v) the Borrower becomes unable, admits in writing its inability or fails generally to pay its debts as they fall due or commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its Indebtedness or makes a general assignment for the benefit of or a composition with its creditors; or

          (vi) any resolution is passed or corporate action or other steps are taken or legal proceedings started for the bankruptcy, reorganization, winding-up, dissolution or readjustment of debts or for the making of an administration order or for the appointment of an examiner, administrator, receiver, administrative receiver, trustee or similar officer of the Borrower or of all or any part, material in the context of the

Group taken as a whole, of its revenues or assets; or

          (vii) the Borrower ceases or threatens to cease to carry on the business it carries on at the date hereof or any part thereof, which is a substantial part of the business of the Group, and such cessation or threatened cessation does not arise by virtue of a transfer or proposed transfer of such business to the Borrower or any wholly-owned subsidiary of the Borrower; or

          (viii) twenty five per cent or more of the ordinary share capital of the Borrower is acquired by one person or by one or more persons acting together, whereas such acquisition has been qualified by the Borrower as unfriendly;

then, and in any such case and at any time thereafter, each Bank may be written notice to the Borrower and to the Paying Agent who will immediately inform the other banks thereof:

(a) declare its portion of the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder); and/or

(b) declare that its Commitment shall be cancelled, whereupon the same shall be cancelled and the Commitment of such Bank shall be reduced to zero.


                                     PART 8

                         DEFAULT INTEREST AND INDEMNITY

19.    DEFAULT INTEREST AND INDEMNITY

19.01 If any sum due and payable by the Borrower hereunder is not paid on the due date therefor in accordance with the provisions of Clause 21 or if any sum due and payable by the Borrower under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "unpaid sum") is discharged, shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding period and the duration of each of which shall be selected by the Bank.

19.02 During each such period relating thereto as is mentioned in Clause 19.01 an unpaid sum shall bear interest at the rate per annum which is the sum from time to time of one per cent, the Applicable Margin and the Reference Rate, provided that:

          (i) if, for any such period, none of the Reference Banks was offering dollar deposits for the required period, the rate of interest applicable to such unpaid sum shall be determined in accordance with the foregoing provisions of this Clause 19.02 but by reference to the weighted average of the rates, as notified to the Borrower by the Bank, which expresses as a percentage rate per annum the cost to such Bank of funding its portion of such unpaid sum for such period from whatever sources it may reasonably select; and

          (ii) if such unpaid sum is all or part of an Advance which became due and payable on a day other than the Repayment Date thereof, the first such period applicable thereto shall be of a duration equal to the unexpired portion of the Term of such Advance and the rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent the rate which would have been applicable to it had it not so fallen due.

19.03 Any interest which shall have accrued under Clause 19.02 in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower owing such unpaid sum at the end of the period by reference to which it is calculated or on such other dates as the Paying Agent may specify by written notice to the Borrower.

19.04 If the Bank or the Paying Agent on its behalf receives or recovers all or part of an Advance otherwise than on the Repayment Date thereof, the Borrower shall pay to the Paying Agent on demand for account of the Bank an amount equal to the amount (if any) by which (i) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the Repayment Date thereof exceeds (ii) the amount which in the opinion of the Bank would have been payable to the Bank on the Repayment Date thereof in respect of a deposit of the amount so received or recovered equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third business day following the date of such receipt or recovery and ending on the Repayment Date thereof.

19.05  The Borrower undertakes to indemnify the Bank:

          (i) against any loss or expense, including legal fees, which the Bank may sustain or incur as a consequence of any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this Agreement;

          (ii) against any loss it may suffer as a result of its funding its portion of an Advance requested by the Borrower hereunder but not made by reason of the operation of any one or more of the provisions of this Agreement.

19.06 Any unpaid sum shall (for the purposes of this Clause 19 and of Clause 11.01) be treated as an advance and, accordingly, in this Clause 19 and in Clause 11.01, "Advance" includes any unpaid sum and "Term", in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 19.01.


                                     PART 9

                                    PAYMENTS

20    CURRENCY OF ACCOUNT AND PAYMENT

20.01 The dollar is the currency of account and payment for each and every sum at any time due from the Borrower hereunder provided that:

          (i) each repayment of an Advance or a part thereof shall be made in dollars;

          (ii) each payment of interest shall be made in dollars;

          (iii) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

          (iv) any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

20.02 If any sum due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Borrower (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment or claim.

20.03 The indemnity contained in Clause 20.02 shall constitute a separate obligation of the Borrower distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

21.    PAYMENTS

21.01 On each date upon which this Agreement requires an amount to be paid by the Borrower, it shall make the same available to the Paying Agent in same day funds to the account number listed in Clause 6.04 (or such other account as the Paying Agent may have specified for this purpose).

21.02 All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

21.03 Upon receipt of a payment by the Borrower other than pursuant to Clause 9.01, the Paying Agent will promptly thereafter make such payment available to the Bank for whose account such payment was received for the account of its Facility Office.

21.04 Any payments made hereunder shall be applied first for compensation of costs, then for compensation of damages, then for compensation of interest, then for repayment of principal.

22.    SET-OFF

The Borrower authorizes the Bank to apply any credit balance to which the Borrower is entitled on any account of the Borrower with the Bank in satisfaction of any sum due and payable from such Borrower to the Bank hereunder but unpaid, for this purpose, the Bank is authorized to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this Clause 22.


                                    PART 10

                               COSTS AND EXPENSES

23.    COSTS AND EXPENSES

23.01  The Borrower shall, from time to time on demand of the

Paying Agent, reimburse the Paying Agent for all costs and expenses, including legal fees, incurred in or in connection with the preservation and/or enforcement of any of the rights of the Paying Agent and the Bank under this Agreement.

23.02 The Borrower shall pay all stamp, registration and other taxes to which this Agreement or any judgment given in connection herewith is or at any time may be subject and shall indemnify each Bank and the Paying Agent against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.


                                    PART 11

                           ASSIGNMENTS AND TRANSFERS


24.    BENEFIT OF AGREEMENT

This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and assigns.

25.    ASSIGNMENTS AND TRANSFERS

The parties hereto shall not be entitled to assign or transfer all or any of their respective rights, benefits and obligations hereunder, except, in case of the Bank, to any entity within its group.

26.    DISCLOSURE OF INFORMATION

26.01  Each of the Bank and the Paying Agent:

          (i) hereby acknowledges that all information relating to the Group not available within the public domain provided by or on behalf of the Borrower has been provided for the purposes of the Facility only;

          (ii) hereby covenants with the Borrower that such information shall:

          (a) be made available only to such of its officers and employees as are involved in reviewing and/or monitoring the operation of the Facility; and

          (b) be used solely for the purposes of the Facility and will be kept confidential by it and such officers and employees as aforesaid and will not be disclosed (subject to clause 26.02) or used for the purpose of dealing or procuring or causing any person to deal, cause or procure dealings in securities of the Borrower.

26.02 The Bank may, notwithstanding its obligations pursuant to clauses 25 and 26.01, disclosure any information referred to therein (i) if required to do so by law, any order or judgment of a court of competent jurisdiction or in order to comply with a requirement or request of any governmental, regulatory or other authority and/or (ii) in connection with the enforcement or preservation of its rights, powers or remedies under this Agreement and/or (iii) to its legal or other professional advisors.


                                    PART 12

                                 MISCELLANEOUS

27.    THE PAYING AGENT AND THE BANK

27.01 Each Bank hereby appoints and authorizes the Paying Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Paying Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Paying Agent shall not be required to exercise any discretion or take any action, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining form acting) upon the instructions of the Bank; provided, however, that the Paying Agent shall not be required to take any action which exposes the Paying Agent to personal liability or which is contrary to this Agreement or applicable law.

27.02 The Paying Agent agrees to give each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

27.03 Neither the Paying Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement, except for its own gross negligence or wilful misconduct.

27.04 With respect to its Commitment and the ratable portions of the Advances made available by it, the Paying Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not to the Paying Agent.

27.05 Each Bank agrees to indemnify the Paying Agent (to the extent not indemnified by the Borrower), ratably according to the respective amounts of their Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Paying Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Paying Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Paying Agent's own gross negligence or wilful misconduct.

28.    CALCULATION AND EVIDENCE OF DEBT

28.01 Interest shall accrue from day to day and shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

28.02 If on any occasion a Reference Bank fails to supply the Bank or the Borrower with a quotation required of it under this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Bank or the Borrower.

28.03 The Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

28.04 In any legal action or proceeding arising out of or in conjunction with this Agreement, the entries made in the accounts maintained pursuant to Clause
28.03 shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded.

28.05 A certificate of the Bank as to (i) the amount by which a sum payable to it hereunder is to be increased under Clause 11.01 or (ii) the amount for the time being required to indemnify it against any such cost or liability as is mentioned in Clause 11.02 or 13.01 shall, in the absence of manifest error, be prima facie evidence of the existence and extent of the obligations therein certified.

28.06 Any such certificate referred to in Clause 28.05 shall set out in reasonable detail the basis and manner of calculation of the amount which is the subject matter of the relevant claim.

29.    REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

30.    PARTIAL INVALIDITY

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

31.    NOTICES

31.01 Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by telefax or letter.

31.02 Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other has by fifteen days' written notice to the Paying Agent specified another address) be made or delivered to that other person at the address identified in the First Schedule and shall be deemed to have been made or delivered when despatched (in the case of any communication made by telefax so long as the appropriate confirmation of transmission is received on the termination of transmission of such telefax) or (in the case of any communication made by letter) when left at that address or (as the case may be) ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address provided that:

(i) any Notice of Drawdown to be delivered to the Paying Agent shall be effective only when received by the Paying Agent and then only if the same is expressly marked for the attention of the department or officer identified in the First Schedule (or such other department or officer as the Bank shall from time to time specify for this purpose); and

(ii) any communication or document to be made or delivered to a Bank having more than one Facility Office shall (unless such Bank has by fifteen days' written notice to the Paying Agent specified another address) be made or delivered to such Bank at the address identified in the First Schedule as its main Facility Office.

31.03 Each communication and instrument made or delivered by one person to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.


                                    PART 13

                              LAW AND JURISDICTION

32.    LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the Netherlands.

33.    JURISDICTION

33.01 Each of the parties hereto irrevocably agrees that the District Court in Amsterdam, the Netherlands, shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and for such purposes, irrevocably submits to the exclusive jurisdiction of such courts.

33.02 The parties irrevocably waive any objection which it might now or hereafter have to the courts referred to in Clause 33.01 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agree not to claim that any such court is not a convenient or appropriate forum.

33.03 The parties agree that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in the Netherlands to the Bank at its address identified in the First Schedule, to the Borrower at its address first above written.

THUS, executed and signed at Amsterdam on the date first above written.

Wolters Kluwer, N.V.

by: /s/ Hans E.M. van Dinter
   --------------------------

      Hans E.M. van Dinter
   --------------------------


------------------
in its capacity as Paying Agent
and in its capacity as Bank

by: /s/
   --------------------------

   --------------------------


---------------------------------------------------

by: /s/
   --------------------------

   --------------------------


-----------------------------

by: /s/
   --------------------------

   --------------------------


--------------

by: /s/
   --------------------------

   --------------------------


--------------------------

by: /s/
   --------------------------

   --------------------------

                               THE FIRST SCHEDULE

                           The Financial Institutions

                                      -1-

Financial Institution    :
                            ------------------------
Address                  :
                            ------------------------

Commitment               :  $ 475,000,000

Account number           :  574-07000-2941 CHIPS 958

Department               :  Foreign Credit Services

Officer                  :
                            ------------------------
Telephone number         :
                            ------------------------
Fax number               :
                            ------------------------
Facility office(s)       :
                            ------------------------
 -Address                :
                            ------------------------

 -Department             :  Foreign Credit Services

 -Officer                :
                            ------------------------
 -Telephone number       :
                            ------------------------
 -Telefax number         :
                            ------------------------
 -Paying Agent           :
                            ------------------------
 -Address                :
                            ------------------------

 -Account number         :  574-07000-2941 CHIPS 958

                            ------------------------

 -Department             :  Agency Services

 -Officer                :
                            ------------------------
 -Telephone number       :
                            ------------------------
 -Fax number             :
                            ------------------------

                           The Financial Institutions

                                      -2-


Financial Institution    :
                            ----------------------

                            ----------------------
Address                  :  ----------------------

Commitment               :  US$ 474,000,000

Account number           :  USD: Morgan Guaranty Trust Company
                            of New York, New York 658.30.747

Department               :  Corporate Banking

Officer                  :  ----------------------

Telephone number         :  ----------------------

Fax number               :  ----------------------

Facility office(s)       :  ----------------------

                            ----------------------

   -Address              :  ---------------------

   -Department           :  Operations/Administration

   -Officer              :  ---------------------

   -Telephone number     :  ---------------------

   -Telefax number       :  ---------------------

                           The Financial Institutions

                                      -3-

Financial Institution      :
                              --------------------------
Address                    :
                              --------------------------
Commitment                 :  US$ 317,000,000

Account number             :  36008223 Citibank NA, New York

Department                 :  Corporate Finance

Officer                    :  --------------------------

Telephone number           :  --------------------------

Fax number                 :  --------------------------

Facility office(s)         :
                              --------------------------
      -Address             :
                              --------------------------
      -Department          :  Corporate Finance

      -Officer             :  --------------------------

      -Telephone number    :  --------------------------

      -Telefax number      :  --------------------------

                           The Financial Institutions

                                      -4-

Financial Institution      :
                              --------------------
Address                    :
                              --------------------

Commitment                 :  US$ 317,000,000

Account number             :  021444021

Department                 :  Corporate Banking

Officer                    :
                              --------------------
Telephone number           :
                              --------------------
Fax number                 :
                              --------------------
Facility office(s)         :  Amsterdam office


      -Address             :
                              --------------------
      -Department          :  Corporate Banking
                              --------------------
      -Officer             :
                              --------------------
      -Telephone number    :
                              --------------------
      -Telefax number      :
                              --------------------

                           The Financial Institutions

                                      -5-

Financial Institution       :
                               -------------------------
Address                     :
                               -------------------------
Commitment                  :  US$ 317,000,000

Account number              :  467.579.91 R

Department                  :  CBNA

Officer                     :
                               -------------------------
Telephone number            :
                               -------------------------
Facility office(s)          :
                               -------------------------

      - Address             :  -------------------------

      - Department          :  KABI

      - Officer             :  -------------------------

      - Telephone number    :  -------------------------

      - Telefax number      :  -------------------------

                              THE SECOND SCHEDULE

                         Condition Precedent Documents


In relation to the Borrower:

     (i) a copy, certified a true copy by a managing director of the Borrower, of the articles of association of the Borrower presently in effect;

     (ii) an extract from the Register of the Chamber of Commerce setting out the names of the person or persons authorized to sign, on behalf of the Borrower, this Agreement and any documents to be delivered by the Borrower pursuant hereto; and

     (iii) a certificate of a managing director of the Borrower stating that the execution by it of this Agreement and the performance by it of its obligations hereunder are within its corporate powers, have been duly approved by all necessary corporate action and will not cause any limit or restriction on any of its powers (whether imposed by law, decree, rule, regulation, its constitutive documents, agreement or otherwise) or on the rights or ability of its directors to exercise such powers, to be exceeded or breached.

                               THE THIRD SCHEDULE

                               Notice of Drawdown


From:     Borrower

To:       Paying Agent

Dear Sirs,

1. We refer to the agreement (as from time to time amended, varied, or supplemented, the "Facility") dated December 29, 1995 and made between Wolters Kluwer N.V. as the Borrower, and the Bank. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2. We hereby give you notice that, pursuant to the Facility Agreement and upon the terms and subject to the conditions contained therein, we wish an Advance to be made to Borrower as follows:

          (i)  Amount $       _______________

          (ii) Drawdown Date  _______________

          (iii) Term          _______________

3. We confirm that, at the date hereof, no event which is or may become (with the passage of time, the giving of notice, the making of any determination under the Facility Agreement or any combination thereof) one of those events mentioned in Clause 18 of the Facility Agreement has occurred.


                               Yours Faithfully,


                         ----------------------------
                             for and on behalf of
                              WOLTERS KLUWER N.V.